As filed with the Securities and Exchange Commission on July 13, 2010
Registration No. 333-164529
Registration No. 333-117912
Registration No. 333-87280

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-164529
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-117912
Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-87280
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WASTE SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	01-0780204 (I.R.S. Employer Identification Number)
2301 Eagle Parkway, Suite 200
Fort Worth, Texas 76177
(817) 632-4000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

WASTE SERVICES, INC. 2007 EQUITY AND PERFORMANCE INCENTIVE PLAN
CAPITAL ENVIRONMENTAL RESOURCE INC. 1999 STOCK OPTION PLAN
(Full title of the plan)

IESI Corporation
2301 Eagle Parkway, Suite 200
Fort Worth, Texas 76177
(817) 632-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”) filed by Waste Services Inc. (the “Company”) (note that the share numbers listed below do not take into account corporate actions, such as stock splits, taken in the interim):
1.	Registration Statement on Form S-8, Registration No. # 333-164529, filed on January 26, 2010, registering 4,328,125 shares of common stock, par value $0.01, of the Company (the “Common Stock”) for the Company’s 2007 Equity and Performance Incentive Plan;

2.	Registration Statement on Form S-8, Registration No. # 333-117912, filed on August 4, 2004, registering 18,408,475 shares of Common Stock for the Capital Environmental Resource Inc. 1999 Stock Option Plan;

3.	Registration Statement on Form S-8, Registration No. # 333-87280, filed on April 30, 2002, registering 6,653,302 shares of Common Stock for the Capital Environmental Resource Inc. 1999 Stock Option Plan.
          On July 2, 2010, pursuant to the Agreement and Plan of Merger, dated November 11, 2009 (the “Merger Agreement”), by and among IESI-BFC Ltd. (“IESI-BFC”), IESI-BFC Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of IESI-BFC, and the Company, Merger Sub merged with and into the Company, with the Company surviving the merger as a subsidiary of IESI-BFC. As a result of the merger, each share of Common Stock outstanding immediately prior to the merger was cancelled in exchange for the right to receive 0.5833 IESI-BFC common shares (and cash in lieu of fractional shares). The Common Stock ceased trading on the NASDAQ Global Market before the market opened on July 2, 2010. In connection with the merger, the Company has filed a Form 15 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 to terminate the registration of the Common Stock.
          As a result of the merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company which remain unsold at the termination of the offering, the Company hereby removes from registration all shares of the such securities of the Company registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment No. 1.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Worth, State of Texas, on July 13, 2010.

WASTE SERVICES, INC.
By:	/s/ Thomas J. Cowee
	Name:	Thomas J. Cowee
	Title:	Chief Financial Officer and Director

POWER OF ATTORNEY
          Each person whose signature appears below constitutes and appoints any of Keith A. Carrigan, Charles F. Flood, Thomas J. Cowee or William Chyfetz his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
          This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.
          Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on July 13, 2010.

Signature	Title

/s/ Charles F. Flood
Charles F. Flood	President (Principal Executive Officer) and Director

/s/ Thomas J. Cowee
Thomas J. Cowee	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer) and Director

/s/ Keith A. Carrigan
Keith A. Carrigan	Director